Exhibit 1.02

International Rectifier Corporation

June 2, 2014

CONFLICT MINERALS REPORT

For the Year Ended December 31, 2013
in accord with Rule 13p-1 under the Securities Exchange Act of 1934

International Rectifier Corporation (the “Company”) provides this Conflict Minerals Report (“Report”) for the calendar year ended December 31, 2013 pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”), adopted by the Securities and Exchange Commission (“SEC”) to implement certain reporting and disclosure requirements related to conflict minerals as provided for by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Act”).  Certain terms in this Report not otherwise defined herein are defined in the Rule and the reader is referred to that source and to SEC Release No. 34-67716 issued by the SEC on August 22, 2012  (the “Release”) for such definitions.  The summary descriptions of aspects of the Rule set out in this Report do not purport to be complete and are qualified in their entirety by reference to the full text of the Rule.

The Report presented herein is not audited as provided for under the Rule.

Introduction/Background. The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals (as defined below) which are necessary to the functionality or production of the registrant’s products, and excepting conflict minerals that, prior to January 31, 2013, were located “outside of the supply chain” (as defined by the Rule) (together “Covered Products”).  These requirements apply to registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict.   “Conflict minerals” as that term is used under the Rule and in this report include cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which are limited to tin, tantalum, tungsten, and gold.

If an SEC registrant can establish through a reasonable country of origin inquiry (as defined by the Rule, “RCOI”) completed by the registrant that the applicable conflict minerals originated from sources other than the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”), or from recycled and scrap sources, they must file with the SEC a report on Form SD which describes the RCOI and its results.

If an SEC registrant has reason to believe that any of the conflict minerals in their supply chain may have originated in Covered Countries, or if they are unable to determine the country of origin of those conflict minerals, then the issuer must exercise due diligence on the conflict minerals’ source and chain of custody. The registrant must annually submit a report, referred to as a Conflict Minerals Report, to the SEC that includes a description of those due diligence measures.

The Company designs, manufactures and markets power management semiconductor products for a wide variety of applications.  The Company’s products include, among others, power metal oxide semiconductor field effect transistors (“MOSFETs”), high voltage analog and mixed signal integrated circuits, low voltage analog and mixed signal integrated circuits, digital integrated circuits, radiation-resistant  power MOSFETs, insulated gate bipolar transistors, Gallium Nitride based power devices, high reliability DC-DC converters, digital controllers, integrated power modules, and automotive product packages.  The Company has manufactured and has contracted with third parties to manufacture Covered Products. The Company has conducted what it believes to be an RCOI under the Rule.  Set forth herein are the results of the Company’s RCOI and related due diligences measures.

The report presented herein is based on the Company’s RCOI for the calendar year 2013 and is not audited.  While the Company believes it has conducted an RCOI and related due diligence measures consistent with the Rule, the conclusions of its RCOI and due diligence are not free from doubt.  As set out below, the conclusions reached by the Company are based on information available at the time and on representations and information provided by third parties, as well as publically available information, all of which is invariably subject to change and potentially inaccurate and/or incomplete.  The Company reserves the right to modify or amend this Report from time to time should it believe circumstances warrant but undertakes no obligation to amend this Report except to the extent required under applicable law.

RCOI and Due Diligence Program.

Design and Description of the Due Diligence Process for RCOI.  The Company has designed its RCOI and related due diligence processes to conform materially with the framework of The Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) and the related supplements.

The Company’s conflict minerals due diligence process includes: the establishment of strong company management systems, the identification and assessment of risks in the supply chain, designing and implementing a strategy to identified risks, the support of the use of independent audits of at smelters and refiners in the supply chain primarily through participation in industry groups and the reporting on supply chain due diligence.

Conflict Minerals Policy. The Company has adopted a company policy in respect of conflict minerals which is publically available at the Company’s website at: http://www.irf.com/social-responsibility/conflict-minerals.

The Company believes in establishing and maintaining long-term relationships with suppliers whenever possible. However, if the Company determines that any supplier is, or a reasonable risk exists that it may be, violating this policy, then the Company intends to require the supplier to commit to devise and undertake suitable corrective action to move to a “conflict free” source (as defined by the Rule). If suitable action is not taken, the Company intends to look to alternative sources for the product and towards transitioning to alternative sources to the extent reasonably practical. The time frame for any such transition would depend on the criticality of the specific part and the availability of alternative suppliers.  The Company’s efforts are not to ban procurement of minerals from the Covered Countries, but to assure procurement from responsible sources.

Management and Controls.  The Company has established a management system for complying with the Rule, which is part of the Company’s overall corporate social responsibility program (“CSRP”).  The Company’s management system includes a team of subject matter experts from relevant functions such as purchasing, quality assurance, manufacturing and environmental health and safety. The team of subject matter experts is responsible for implementing the Company’s conflict minerals compliance strategy, and the Company’s CSRP manager also serves as the Company’s conflict minerals program manager. Senior management is briefed about the results of the Company’s due diligence efforts on a regular basis.

The Company’s controls include its Code of Conduct which outlines expected behaviors for all Company employees.  The Company has disseminated its Code of conduct to all its tier one suppliers and advised all such suppliers of the Company’s expectation that they will abide by it.

The Company has established a mechanism to ensure the retention of relevant documentation related to its conflicts minerals program and RCOI.

Supplier Engagement and Reliance on Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain.  Through the Company’s procurement department, the Company has engaged with applicable suppliers to make them aware of the Company’s conflicts minerals policy and to conduct outreach and communication with suppliers as part of the Company’s RCOI.

As the Company typically does not have a direct relationship with conflict minerals smelters and refiners, the Company relies on its relationship with its direct suppliers, as well as its participation in industry-wide initiatives, such as the Electronic Industry Citizenship Coalition (“EICC”) e-Sustainability Initiative’s (“EICC-GeSI”) Conflict Free Sourcing (“CFS”) Initiative (“CFSI”). IR joined the EICC in 2010 and remains an active member and participant.  As an EICC member, the Company adopted and implemented the EICC Code of Conduct, which provides standards for labor, ethics, environmental, safety and health management systems, including those associated with conflict minerals.   In addition, the Company is an active participant in the CFSI, and participated/benchmarked with other members in the initiative.

The Company does not perform direct audits of smelters or refiners that are the source of conflict minerals  in its supply chain. However, the Company does rely upon the industry efforts (for example, through EICC and CFSI) to influence smelters and refineries to become audited and certified through CFSI’s CFS program.  As indicated below (under the caption “RCOI Survey Responses”) the Company often relies on the results of such third party audits.

Identification and Assessment of Risk in Supply Chain.  Because of the size of the Company, the breath and complexity of its products and supply chain, it is often difficult to identify actors upstream from the Company’s direct suppliers.

We also do not believe it practical to conduct a survey of all the Company’s suppliers.  Therefore, we conducted a survey based on a methodology we believed to be reasonably calculated to cover applicable suppliers for the purpose of the Rule.  In order to compile the group of suppliers for a survey, the Company initially established a pool based on suppliers that together reached a certain threshold of the Company’s aggregate purchases by its manufacturing locations.  For its RCOI analysis, the Company used a threshold of 80% of such supplier purchases having taken place during the Company’s fiscal year ending June 30, 2013 (“FY13”) (and using the Company’s expenditure on the basis of the applicable product manufacturer in certain instances where product was purchased through distribution).  The Company believes the 80% threshold level to be reasonable under the circumstances.  While this pool of suppliers would be based on some purchases made earlier than January 1, 2013, the Company believed that the suppliers would be representative of supply for the applicable January 1 through December 31, 2013 reporting period under the Rule.

This initial supplier pool yielded 71 suppliers.  The Company added an additional 26 suppliers to this pool following a qualitative review of the remaining 20% of supplier purchases by the Company’s manufacturing sites during FY13, based on the strategic importance of the nature or materials of the supply and/or the supplier itself.  From this pool of 97 suppliers, 42 suppliers were removed for various reasons as not coming within the scope of the Rule, such as (i) confirmation that no metal of any kind was included in the supply, or (ii) the supply being in the nature of manufacturing equipment and not materials of production, yielding a total of 55 suppliers who were subject to the Company’s RCOI.

RCOI Survey.  The Company conducted a survey of the 55 suppliers described above (under the caption  “Identification and Assessment of Risk in Supply Chain”) using the template developed jointly by the companies of Electronic Industry Citizenship Coalition® (EICC®) and The Global e-Sustainability Initiative (GeSI), known as the CFSI Reporting Template (the “Template”). The Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters or refiners (which for ease of reference we refer to as “smelters” in our discussion) the Company and its suppliers use. In addition, the template contains questions about the origin of conflict minerals included in their products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool is available on CFSI’s website. The Template is being adopted by many companies in their due diligence processes related to conflict minerals.  In addition to the Template, in some circumstances, the Company also obtained smelter or conflict minerals information from the original manufacturer by means of the manufacturer’s form of documentation, letters from the manufacturer or other public documentation issued by the manufacturer. The Company relied on the responses and other information from these 55 suppliers for information about the source of conflict minerals contained in the Company’s supply chain.  In many cases, the Company’s direct suppliers are likely similarly reliant upon information provided to them by their suppliers.  In addition to information provided by suppliers, as noted below, the Company has been able to obtain information in respect of applicable smelters from industry and other sources.

RCOI Survey Responses.  The Company received responses or other information in respect of all 55 suppliers that were part of the Company’s inquiry.  33 of the suppliers self-certified that conflict minerals were not being supplied to the Company from Covered Countries, and the remaining 22 suppliers (“Non-certifying Suppliers”) provided smelter information for the relevant conflict minerals applicable to their supply to the Company.  A summary of the results is set forth below:

# of Suppliers Contacted	Suppliers Self-Certified as Not Supplying Conflict Mineral from the Conflict Region to the Company	Suppliers Supplying Named Conflict Mineral to the Company and Providing Smelter Information
55	33	22

The 22 Non-certifying Suppliers provided the Company with the names and locations of 156 smelters potentially applicable to their supply to the Company.  Because some suppliers did not provide traceability for the specific materials provided to the Company, the group of 156 smelters invariably includes smelters not related to the Company’s supply; however, the Company extended its due diligence to the entire group of smelters.  A summary of the Company’s due diligence in respect of these 156 smelters is set forth in the following table and the discussion that follows:

	Total Smelters from Non- certifying Suppliers	Number of Smelters CFSI Certified	Number of Smelters in Process of CFSI Certification and Located Outside Covered Countries	Number of Smelters Certified by Other Third Party Audit	Number of Other Smelters Located Outside Covered Countries and in Low Risk Area	All Other Smelters (All Outside Covered Countries)
No. of Smelters	156	70	10	2	54	20
Category % of Total		45%	6%	1%	35%	13%
Cumulative % of Total		45%	51%	53%	87%	100%

Of these 156 smelters, on the basis of the Company’s due diligence, the Company believes (i) 70 are identified on the published list of CFS program certified smelters by CFSI; and (ii) 10 are identified on CFSI’s published list of smelters currently undergoing certification (or having agreed to a CFSI or independent audit) and not located in Covered Countries (and of these 10 smelters, 8 smelters are located in what the U.S. Geological Survey, Mineral Commodity Summaries 2013 noted below indicates are countries with high reserves of the applicable conflict mineral).  The Company believes that the risk associated with these 80 smelters is low due to their certification by CFSI or voluntary involvement in the CFSI certification process (in the latter case coupled with their location being outside of any Covered Country).  Although certain of the smelters that are identified by CFSI as being certified source or may source Conflict Minerals from Covered Countries, additional diligence is needed to determine the specific smelters applicable to the Company’s products and whether the source was recycled or scrap.

An additional 2 smelters are publicly identified as having passed a third party audit conducted by an industry leader in the CFSI initiative.

Of the remaining 74 smelters, the Company’s research indicates none are located in Covered Countries.  Moreover, the Company has reviewed public information from the U.S. Geological Survey, Mineral Commodity Summaries 2013 (http://minerals.usgs.gov/minerals/pubs/mcs/2013/mcs2013.pdf) indicating that the location country for 54 of the 74 smelters contain a high reserve of the applicable conflict mineral, which the Company believes further reduces the risk that the applicable smelter may be importing conflict mineral from Covered Countries for use in their supply to the Company.  For the 20 smelters not located in such high reserve countries, the Company estimates that the Company’s purchases in respect of applicable suppliers represented less than 5% of the Company’s aggregate FY13 purchases by its manufacturing locations.

The Company believes that the RCOI process it undertook was a good faith and reasonable effort.  We note that the guidance included in the Release promulgated by the SEC states, among other things, as follows:

•                  The issuer is not required to receive representations from all of its suppliers.  The standard focuses on reasonable design and good faith inquiry (at page 149).

•                  The reasonable country of origin inquiry standard does not require an issuer to determine to a certainty that all its conflict minerals did not originate in the Covered Countries because the standard required is a reasonable inquiry, and requiring a certainty in this setting would not be reasonable and may impose undue costs (at page 151).

CFSI Certified Smelter List.  Based on the Company’s RCOI and follow-on due diligence, set forth below is what the Company believes to be the list of 70 CFSI certified smelters referenced above:

Metal	Standard Smelter Names	Smelter Facility Location: Country	Smelter ID
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	CID000035
Gold	AngloGold Ashanti Córrego do Sítio Minerção	BRAZIL	CID000058
Gold	Argor-Heraeus SA	SWITZERLAND	CID000077
Gold	Asahi Pretec Corporation	JAPAN	CID000082
Gold	Chimet S.p.A.	ITALY	CID000233
Gold	Dowa	JAPAN	CID000401
Gold	Heimerle + Meule GmbH	GERMANY	CID000694
Gold	Heraeus Ltd. Hong Kong	HONG KONG	CID000707
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	CID000711
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807
Gold	Johnson Matthey Inc	UNITED STATES	CID000920
Gold	Johnson Matthey Ltd	CANADA	CID000924
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937
Gold	Kennecott Utah Copper LLC	UNITED STATES	CID000969
Gold	Kojima Chemicals Co., Ltd	JAPAN	CID000981
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	CID001078
Gold	Materion	UNITED STATES	CID001113
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119
Gold	Metalor Technologies (Hong Kong) Ltd	HONG KONG	CID001149
Gold	Metalor Technologies SA	SWITZERLAND	CID001153
Gold	Metalor USA Refining Corporation	UNITED STATES	CID001157
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193
Gold	Nihon Material Co. LTD	JAPAN	CID001259
Gold	Ohio Precious Metals, LLC	UNITED STATES	CID001322
Gold	Rand Refinery (Pty) Ltd	SOUTH AFRICA	CID001512
Gold	Royal Canadian Mint	CANADA	CID001534
Gold	SEMPSA Joyería Platería SA	SPAIN	CID001585
Gold	Solar Applied Materials Technology Corp.	TAIWAN	CID001761
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875
Gold	Tokuriki Honten Co., Ltd	JAPAN	CID001938
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM	CID001980
Gold	United Precious Metal Refining, Inc.	UNITED STATES	CID001993
Gold	Valcambi SA	SWITZERLAND	CID002003
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	CID002030
Tantalum	Duoluoshan	CHINA	CID000410
Tantalum	Exotech Inc.	UNITED STATES	CID000456
Tantalum	F&X Electro-Materials Ltd.	CHINA	CID000460

Tantalum	Global Advanced Metals	UNITED STATES	CID000564
Tantalum	H.C. Starck Group	UNITED STATES	CID000654
Tantalum	H.C. Starck Group	JAPAN	CID000654
Tantalum	H.C. Starck Group	THAILAND	CID000654
Tantalum	H.C. Starck Group	GERMANY	CID000654
Tantalum	Hi-Temp	UNITED STATES	CID000731
Tantalum	Kemet Blue Powder	UNITED STATES	CID000963
Tantalum	Mitsui Mining & Smelting	JAPAN	CID001192
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277
Tantalum	Plansee	AUSTRIA	CID001368
Tantalum	RFH Tantalum Smeltry Co., Ltd	CHINA	CID001522
Tantalum	Solikamsk Metal Works	RUSSIAN FEDERATION	CID001769
Tantalum	Taki Chemicals	JAPAN	CID001869
Tantalum	Tantalite Resources	SOUTH AFRICA	CID001879
Tantalum	Telex	UNITED STATES	CID001891
Tantalum	Ulba	KAZAKHSTAN	CID001969
Tantalum	Zhuzhou Cement Carbide	CHINA	CID002232
Tin	Alpha	UNITED STATES	CID000292
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	CHINA	CID000538
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105
Tin	Mineração Taboca S.A.	BRAZIL	CID001173
Tin	Minsur	PERU	CID001182
Tin	Mitsubishi Materials Corporation	JAPAN	CID001191
Tin	OMSA	BOLIVIA	CID001337
Tin	PT Bukit Timah	INDONESIA	CID001428
Tin	PT Tambang Timah	INDONESIA	CID001477
Tin	PT Timah	INDONESIA	CID001482
Tin	Thaisarco	THAILAND	CID001898
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	CID002036
Tin	Yunnan Tin Company, Ltd.	CHINA	CID002180
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	CID000568

Continuing Due Diligence and Risk Mitigation Measures.  The Company considers its due diligence an ongoing process and intends to continue its due diligence program for conflict minerals, including its involvement in industry groups, like the EICC, to monitor improvements in data visibility and changes that may develop from time to time, including an increased level of smelter certification and visibility as to the specific products supplied to the Company.  Also, the Company intends to continue its contacts with its supplier base in order to monitor developments with their due diligence programs and efforts to secure additional documentation and/or validation of their supply chains for the products the Company purchases from them.